Exhibit 10.3

[Form of 2016 Stock Option Award]

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
DATED <<Grant Date>>

<<NAME>>

Pursuant to the terms and conditions of the Celanese Corporation 2009 Global Incentive Plan, you have been awarded Nonqualified Stock Options with respect to Celanese Common Stock, subject to the restrictions described in this Agreement:

Stock Option Award

<<# Shares>> Shares

This grant is made pursuant to the Nonqualified Stock Option Award Agreement dated as of <<Grant Date>>, between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (the "Agreement") is made and entered into as of <<Grant Date>> (the "Grant Date") by and between Celanese Corporation, a Delaware corporation (the "Company"), and <<NAME>> (the "Participant"). Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the "2009 Plan").

1.Grant of Option: In order to encourage the Participant's contribution to the successful performance of the Company, the Company hereby grants to the Participant as of the Grant Date, pursuant to the terms of the 2009 Plan and this Agreement, an award (the "Award") of nonqualified stock options (the "Option") to purchase all or any part of the number of Common Shares that are covered by such Option at the Exercise Price per share, in each case as specified below. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2009 Plan.

Number of Common Shares Subject to Option	<<# Shares>>
Grant Date:	<<Grant Date>>
Exercise Price Per Share:	<<Exercise Price>>
Expiration Date:	<<Expiration Date>>
Vesting Schedule (each date on which a portion of the Option vests and become exercisable, a "Vesting Date", and each period between the Grant Date and a Vesting Date, a "Vesting Period")	<<Grant Date>>

2.Non-Qualified Stock Option: The Option is not intended to be an incentive stock option under Section 422 of the Code and this Agreement will be interpreted accordingly.

3.Exercise of Option:

(a)The Option shall not be exercisable as of the Grant Date. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in this Agreement or in the 2009 Plan, the Option shall be exercisable to the extent it becomes vested, as described in this Agreement, to purchase up to that number of Common Shares as set forth above, subject to the Participant's continued employment with the Company (except as set forth in Section 4 below). The vesting period and/or exercisability of the Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.

(b)To exercise the Option (or any part thereof), the Participant shall notify the Company and its designated stock plan administrator or agent, as specified by the Company (the "Administrator"), and indicate both (i) the number of whole shares of Common Stock the Participant wishes to purchase pursuant to such Option, and (ii) how the Participant wishes the shares of Common

Stock to be registered (i.e. - in the Participant's name or in the Participant's and the Participant's spouse's name as community property or as joint tenants with rights of survivorship).

(c)The exercise price (the "Exercise Price") of the Option is set forth in Section 1. The Company shall not be obligated to issue any Common Shares until the Participant shall have paid the total Exercise Price for that number of Common Shares. The Exercise Price may be paid in any of the following forms, or in a combination thereof: (i) cash or its equivalent, (ii) by means of tendering to the Company Common Shares owned by the Participant without reference to this Option, (iii) if there is a public market for the Common Shares at the time of exercise, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Common Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Exercise Price, or (iv) any other method approved by the Committee.

(d)Common Shares will be issued as soon as practical following exercise of the Option. Notwithstanding the above, the Company shall not be obligated to deliver any Common Shares during any period in which the Company determines that the exercisability of the Option or the delivery of Common Shares pursuant to this Agreement would violate any federal, state or other applicable laws.

4.Effects of Certain Events:

(a)Upon the termination of the Participant's employment by the Company without Cause or due to the Participant's death or Disability (other than as provided in Section 4(b)), a prorated portion of the unvested portion of the Option will vest in an amount equal to (i) the unvested Option in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination without Cause or due to the Participant's death or Disability, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. The Participant (or the Participant's estate, beneficiary or legal representative) may exercise the vested portion of the Option until the earlier of (1) the twelve-month anniversary of the date of such termination of employment or (2) the Expiration Date. The remaining portion of the Option shall be forfeited and cancelled without consideration.

[Upon the termination of the Participant's employment with the Company upon Retirement, a prorated number of the unvested portion of the Option will vest on the normal Vesting Dates in an amount equal to (i) the unvested Option in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination for Retirement, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. To the extent permitted by applicable country, state or province law, as consideration for the vesting provisions upon Retirement contained in this paragraph, upon Retirement, the Participant shall enter into a departure and general release of claims agreement with the Company that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company. The Participant (or the Participant's estate, beneficiary or legal representative) may exercise the vested portion of the Option until the Expiration Date. The remaining portion of the Option shall be forfeited and cancelled without consideration.]1

[1] Remove all bracketed verbiage relating to "Retirement" and the effects thereof from award agreements given for retention or in other special circumstances; the verbiage should be retained (without brackets) for new hire awards.

If at any time on or before the Vesting Date the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause, the Participant's employment shall be considered to have been terminated for Cause, and his or her Award shall be forfeited and cancelled without consideration pursuant to Section 4(a), regardless of whether the Participant's termination initially was considered to have been without Cause. In each such case, the provisions of Section 4(a) are inapplicable.

(b)Notwithstanding any provision herein to the contrary, if the Participant's employment with the Company is terminated by the Company in connection with a Qualifying Disposition, as determined by the Company in its sole discretion, other than for Cause, and regardless of whether the Participant is [then eligible for Retirement or is] offered employment with the acquiror or successor, then the unexercisable portion of the Option shall immediately vest and become exercisable, and shall remain exercisable until the Expiration Date. Notwithstanding the foregoing, in case of a termination of employment covered by this Section 4(b), if the Committee determines that the Participant has been offered employment with the acquiror or successor and in connection with that employment will receive a substitute award from the acquiror or successor with an equivalent (or greater) economic value and no less favorable vesting conditions as this Award, the Committee, in its sole discretion, may determine that (i) the additional vesting of the Option under this Section 4(b) shall be limited to a prorated number of the unvested Option as determined under Section 4(a), (ii) the remaining portion of the Option shall be forfeited and cancelled without consideration, and (iii) the vested portion of the option shall remain exercisable until the Expiration Date.

(c)Upon the termination of a Participant's employment with the Company by reason of the Participant's voluntary resignation [(other than Retirement)]1, (i) the unvested portion of the Option shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment, and (ii) the Participant may exercise the vested portion of the Option until the earlier of (1) 90 days following the date of such termination of employment and (2) the Expiration Date.

(d)Upon the termination of a Participant's employment with the Company for "Cause", the vested and unvested portion of the Option shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment.
A Participant's employment will be considered to have been terminated for Cause, and the Award forfeited and cancelled without consideration, if the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause at any time prior to the Vesting Date, regardless of whether the Participant's termination initially was considered to have been without Cause.

5.Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Options have been exercised and Common Shares have been delivered pursuant to this Agreement.

6.Change in Control: Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unexercised Options granted pursuant to this Agreement that have not previously been forfeited:

(a)    If (i) the Participant's rights to the unexercisable portion of the Option is not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant's

employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then the unexercisable portion of the Option (or, as applicable, the substitute award) shall immediately vest and become exercisable, and shall remain exercisable for such period (not less than 12 months, or through the Expiration Date if earlier) as specified by the Committee and communicated to the Participant.

(b)    If the Participant's rights to the unexercisable portion of the Option is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 6(a) above, then upon the occurrence of a Change in Control, the unexercisable portion of the Option shall immediately vest and become exercisable, and shall remain exercisable for such period (not less than 12 months, or through the Expiration Date if earlier) as specified by the Committee and communicated to the Participant.

7.Income and Other Taxes: The Company shall not deliver Common Shares in respect of the exercise of the Option unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations for US federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes. Unless otherwise permitted by the Committee, withholding shall be effectuated by withholding Options or Common Stock in connection with the exercise of Options. Unless otherwise permitted by the Committee, withholding shall be effectuated by withholding Performance RSUs in connection with the vesting and/or settlement of Performance-Adjusted RSUs. Withholding shall be effected using the minimum statutory rates authorized by the U.S. Internal Revenue Service (for U.S. Participants) and applicable foreign counterparts; however, if the requirements of ASC Topic 718 (or any successor applicable equity accounting standard applicable to this Award) are changed, then the Company, at its discretion, may effectuate the withholding at the higher of (1) the minimum statutory rates authorized by the U.S. Internal Revenue Service (for U.S. Participants) and applicable foreign counterparts, or (2) a rate or method chosen by the Company consistent with ASC Topic 718 (or any successor applicable equity accounting standard applicable to this Award) and the U.S. Internal Revenue Service withholding regulations or other applicable tax requirements. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of Common Shares issued in respect to the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages). The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award.

8.Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2009 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.

9.Non-Transferability of Award: The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant's death.

10.Other Agreements: Subject to Sections 10(a) and 10(b) of this Agreement, this Agreement and the 2009 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior and/or contemporaneous agreements, understandings, representations, discussions, commitments or negotiations concerning the Award, whether written or oral, are superseded. No oral statements or other prior written material not specifically incorporated into this Agreement, other than the 2009 Plan, shall be of any force or effect.

(a)The Participant acknowledges that as a condition to the receipt of the Award, the Participant:
(1)    shall have delivered to the Company an executed copy of this Agreement;

(2)    shall be subject to the Company's stock ownership guidelines, to the extent applicable to the Participant;

(3)    shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, without any further act or deed or consent of the Participant; and

(4)    shall have delivered to the Company an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion). For purposes hereof, "Long-Term Incentive Claw-Back Agreement" means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) non-solicitation and non-hiring by the Participant of the Company's employees, former employees or consultants; (iii) maintenance of confidentiality of the Company's and/or clients' information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.

(b)If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant's country. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.

11.Not a Contract for Employment; No Acquired Rights: Nothing in the 2009 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment at any time for any reason. The grant of Options hereunder, and any future grant of awards to the Participant under the 2009 Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these Options nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is expressly stated at the time of such grants. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2009 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant's rights hereunder.

12.Severability: In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

13.Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.

14.Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

15.Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2009 Plan, and the Award via electronic mail, the Company's or a plan administrator's web site, or other means of electronic delivery.

16.Personal Data: By accepting the Award under this Agreement, the Participant hereby consents to the Company's use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2009 Plan.

17.Governing Law: The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.

18.Option Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2009 Plan and the 2009 Plan's prospectus. The Option and the Common Shares issued upon exercise of such Option are subject to the 2009 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2009 Plan, the applicable terms and provisions of the 2009 Plan shall govern and prevail.

19.Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the Option granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before <<Validity Date>>.

20.Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

21.Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the Plan:

(a)"Cause" means, as determined by the Company in its sole discretion, (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) the Participant's conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any violation of the Company's business conduct policy, (vi) any violation of the Company's policies concerning harassment or discrimination by the Participant, (vii) the Participant's conduct that causes harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, noncompetition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company. "Cause" shall be determined by the Company in its sole discretion, and such determination shall be final, binding, and conclusive on the Participant.

(b)"Change in Control" means:

(i)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; or
(ii)    Individuals who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and the Change in Control is a "payment event" under Section 409A for such Award, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a "change in control event" pursuant to the definition of such term in Section 409A.
(c)"Disability" has the same meaning as "Disability" in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion.

(d)"Qualifying Disposition" means a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, and determined by the Committee to be a Qualifying Disposition.

[(e)    "Retirement" of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both {55 years of age and has ten years}2 of service with the Company, as determined by the Company in its discretion based on payroll records. Retirement shall not include voluntary separation from service in which the Company could have terminated the Participant's employment for Cause.]1

[2] For the CEO, if applicable, replace bracketed language with "65 years of age and has five years".

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement in duplicate.

CELANESE CORPORATION

By:	/s/ Mark C. Rohr
Chairman and Chief Executive Officer

This Agreement has been accepted and agreed to by the undersigned Participant.

PARTICIPANT

By:
Name:	<<NAME>>
Employee ID: <<Personnel Number>>

Date: